Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Tennant Company:

We consent to the incorporation by reference in the registration statements No. 33-59054 on Form S-8, relating to the Tennant Company 1992 Stock Incentive Plan, No. 333-84374 on Form S-8 relating to the Tennant Company Restricted Stock Plan for Non-Employee Directors, No. 33-62003 on Form S-8, relating to the Tennant Company 1995 Stock Incentive Plan, No. 333-28641 on Form S-8, relating to the Tennant Company Non-Employee Director Stock Option Plan, No. 333-73706 on Form S-8, relating to the Tennant Company 1999 Stock Incentive Plan, No. 333-51531 on Form S-8, relating to the Tennant Commercial Retirement Savings Plan, No. 333-84372 on Form S-8 relating to the 1998 Management Incentive Plan, and No. 2-86844 on Form S-8, relating to the Tennant Company Profit Sharing and Employee Stock Ownership Plan of our reports dated February 2, 2004, with respect to the consolidated balance sheets of Tennant Company as of December 31, 2003 and 2002, the related consolidated statements of earnings, cash flows, and stockholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 2003, annual report on Form 10-K of Tennant Company.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ KPMG LLP
Minneapolis, MN
March 15, 2004